                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant / /
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                       LIBERATE TECHNOLOGIES
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                             LIBERATE TECHNOLOGIES
                               2 CIRCLE STAR WAY
                          SAN CARLOS, CALIFORNIA 94070

                               SEPTEMBER 14, 2000

To The Stockholders Of Liberate Technologies:

    You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of Liberate Technologies, which will be held at our headquarters in the general meeting room located at 2 Circle Star Way, San Carlos, California, on Tuesday, October 24, 2000, at 4:00 p.m. local time.

    Details of the business to be conducted at the Annual Meeting are given in the attached Proxy Statement and Notice of Annual Meeting of Stockholders.

    It is important that your shares be represented and voted at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Returning the proxy does NOT deprive you of your right to attend the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

    On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Liberate. We look forward to seeing you at the Annual Meeting.

                                          Sincerely,

                                          /s/ Mitchell E. Kertzman

                                          Mitchell E. Kertzman
                                          PRESIDENT, CHIEF EXECUTIVE OFFICER
                                          AND DIRECTOR

                                     [LOGO]

                             LIBERATE TECHNOLOGIES
                               2 CIRCLE STAR WAY
                          SAN CARLOS, CALIFORNIA 94070

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD OCTOBER 24, 2000

                            ------------------------

    The Annual Meeting of Stockholders (the "Annual Meeting") of Liberate Technologies will be held at our headquarters in the general meeting room located at 2 Circle Star Way, San Carlos, California, on Tuesday, October 24, 2000, at 4:00 p.m. local time for the following purposes:

    1. To elect six members of the Board of Directors to serve until the next Annual Meeting or until their successors have been duly elected and qualified;

    2. To ratify the appointment of Arthur Andersen, LLP as our independent public accountants for the fiscal year ending May 31, 2001; and

    3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

    The foregoing items of business are more fully described in the attached Proxy Statement.

    Only stockholders of record at the close of business on August 25, 2000 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at our headquarters located at 2 Circle Star Way, San Carlos, California, during ordinary business hours for the ten-day period prior to the Annual Meeting.

                                          By Order of the Board of Directors,

                                          /s/ Gordon Yamate

                                          Gordon Yamate
                                          SECRETARY

San Carlos, California
September 14, 2000

                                    IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

                             LIBERATE TECHNOLOGIES
                               2 CIRCLE STAR WAY
                          SAN CARLOS, CALIFORNIA 94070

                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD OCTOBER 24, 2000

                            ------------------------

    These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of Liberate Technologies, a Delaware corporation, for the Annual Meeting of Stockholders (the "Annual Meeting") to be held at our headquarters in the general meeting room located at 2 Circle Star Way, San Carlos, California, on Tuesday, October 24, 2000, at 4:00 p.m. local time, and at any adjournment or postponement of the Annual Meeting. These proxy materials were first mailed to stockholders on or about September 14, 2000.

                               PURPOSE OF MEETING

    The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

    Our common stock is the only type of security entitled to vote at the Annual Meeting. On August 25, 2000, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 102,806,363 shares of common stock outstanding. Each stockholder of record on August 25, 2000 is entitled to one vote for each share of common stock held by such stockholder on August 25, 2000. Shares of common stock may not be voted cumulatively. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

QUORUM REQUIRED

    Our bylaws provide that the holders of a majority of our common stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

VOTES REQUIRED

    PROPOSAL 1. Directors are elected by a plurality of the affirmative votes cast by those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. The six nominees for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will not be counted toward a nominee's total. Stockholders may not cumulate votes in the election of directors.

    PROPOSAL 2. Ratification of the appointment of Arthur Andersen, LLP as our independent public accountants for the fiscal year ending May 31, 2001 requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting. Abstentions and broker non-votes will not be counted as having been voted on the proposal.

PROXIES

    Whether or not you are able to attend our Annual Meeting, you are urged to complete and return the enclosed proxy, which is solicited by our Board of Directors and which will be voted as you direct on your proxy when properly completed. In the event no directions are specified, such proxies will be voted FOR the Nominees of the Board of Directors (as set forth in Proposal No. 1), FOR Proposal No. 2 and in the discretion of the proxy holders as to other matters that may properly come before the Annual Meeting. You may also revoke or change your proxy at any time before the Annual Meeting. To do this, send a written notice of revocation or another signed proxy with a later date to our Secretary at our principal executive offices before the beginning of the Annual Meeting. You may also automatically revoke your proxy by attending the Annual Meeting and voting in person. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

SOLICITATION OF PROXIES

    We will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy, and any additional soliciting material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram, electronic mail or other means by our directors, officers, employees or agents. No additional compensation will be paid to these individuals for any such services. We have also retained Corporate Investor Communications ("CIC") to assist in the solicitation of proxies. CIC will receive a fee for such services of approximately $7,500 plus reasonable out-of-pocket expenses, which will be paid by us. Except as described above, we do not presently intend to solicit proxies other than by mail.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

    The directors who are being nominated for reelection to our Board of Directors (the "Nominees"), their ages as of July 31, 2000, their positions and offices held with us and certain biographical information are set forth below. The proxy holders intend to vote all proxies received by them in the accompanying form FOR the Nominees listed below unless otherwise instructed. In the event any Nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware of any Nominee who is unable or will decline to serve as a director. The six (6) Nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors to serve until the next Annual Meeting or until their successors have been duly elected and qualified.

NOMINEES                                 AGE                POSITIONS AND OFFICES HELD WITH US
--------                               --------   -------------------------------------------------------
Mitchell E. Kertzman (5).............     51      President, Chief Executive Officer and Director
David J. Roux (1)(4).................     43      Chairman of the Board of Directors
Charles N. Corfield (1)(2)(3)........     41      Director
Bradley P. Dusto.....................     47      Director
Dr. David C. Nagel (1)...............     55      Director
Barry M. Schuler (2).................     46      Director

------------------------

(1) Member of Finance and Audit Committee

(2) Member of Compensation Committee

(3) Member of Independent Directors Committee

(4) Member of Executive Committee

(5) Member of Secondary Compensation Committee

    MITCHELL E. KERTZMAN has been our President, Chief Executive Officer and a director since November 1998. Prior to joining us, Mr. Kertzman was a member of the board of directors of Sybase, a database company, from February 1995 until he joined us. He served as Chairman of Sybase's board of directors since July 1997. Between February 1998 and August 1998, he also served as Co-Chief Executive Officer of Sybase. From July 1996 until February 1997, Mr. Kertzman served as Chief Executive Officer of Sybase and from July 1996 until July 1997 he also served as President of Sybase. Between February 1995 and July 1996, he served as an Executive Vice President of Sybase. In February 1995, Sybase merged with Powersoft Corporation, a provider of application development tools.
Mr. Kertzman had served as Chief Executive Officer and a director of Powersoft since he founded it in 1974. He also served as President of Powersoft from April 1974 to June 1992. Mr. Kertzman also serves as a director of Chordiant Software, CNET, Extensity and Handspring.

    DAVID J. ROUX has been a director since May 1996 and Chairman of our Board of Directors since October 1998. He previously served as our Chairman from October 1996 to September 1997. From February 1998 to November 1998, he served as our Chief Executive Officer and President. Mr. Roux is currently a General Partner of Silver Lake Partners, a private equity firm. Mr. Roux held various management positions with Oracle from September 1994 until December 1998, most recently as Executive Vice President of Corporate Development. Before joining Oracle, Mr. Roux served as Senior Vice President of Marketing and Business Development at Central Point Software from April 1992 to July 1994. From October 1987 to April 1992, Mr. Roux served in various capacities at Lotus, a software company, most recently as Senior Vice President of the Portable Computing Group. Before joining

Lotus, Mr. Roux co-founded and served as the Chief Executive Officer of Datext, a CD ROM publishing company, from June 1984 to October 1987.

    CHARLES N. CORFIELD has been a director since December 1998. Mr. Corfield is currently Managing Director of Lhotse Shar, LLC, a venture/investment company. Mr. Corfield has been a partner at both Whitman Capital and Mercury Capital, each a venture capital firm, since 1996. Mr. Corfield co-founded Frame Technology, a software company, in 1986 and served as a member of its board of directors and as its Chief Technology Officer until it was acquired by Adobe Systems in 1995.

    BRADLEY P. DUSTO has been a director since May 2000. Mr. Dusto has been the Executive Vice President and Chief Technology Officer of Comcast Cable Communications, a media company, since October 1993, and is responsible for engineering, product development and new product operations. Prior to joining Comcast in 1992, Mr. Dusto held management positions with several companies in the cable television and satellite industries.

    DR. DAVID C. NAGEL has been a director since February 2000. Dr. Nagel has been President of AT&T Labs since April 1996 and AT&T Chief Technology Officer since August 1997. Dr. Nagel has also served as Chief Technology Officer of Concert, a joint venture between AT&T and British Telecom, since June 1999. Prior to joining AT&T, Dr. Nagel was a Senior Vice President of Apple Computer, where he led the worldwide research and development group responsible for Macintosh hardware, Mac OS software, imaging and other peripheral products. Before joining Apple's Advance Technology Group in 1988, Dr. Nagel was a research scientist and head of human factor research at NASA's Ames Research Center. Dr. Nagel also serves as a director of Palm, Inc.

    BARRY M. SCHULER has been a director since March 2000. Mr. Schuler has been the President of America Online's Interactive Services Group since January 1997. Mr. Schuler was CEO and co-founder of Medior prior to its acquisition by America Online in 1995. Prior to co-founding Medior in 1989, Mr. Schuler served as President and CEO of Cricket Software, an early developer of Macintosh graphics software, where he oversaw breakthroughs in the development of software for business presentations and color imaging. Before joining Cricket, Mr. Schuler co-founded CMP Communications.

    James L. Barksdale has been a director since August 1997 and currently serves as a member of the Board's Executive Committee and Independent Directors Committee. Mr. Barksdale will not be standing for reelection to the Board at the annual stockholders' meeting.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

    During the fiscal year ended May 31, 2000, the Board of Directors held five
(5) meetings and acted by written consent in lieu of a meeting on six (6) occasions. During the fiscal year, each of the directors standing for reelection, during the term of their tenure, attended or participated in at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all Committees of the Board of Directors on which each such director served, except for Dr. Nagel. The Board of Directors has five (5) standing Committees: the Finance and Audit Committee, the Compensation Committee, the Secondary Compensation Committee, the Independent Directors Committee and the Executive Committee.

    During the fiscal year ended May 31, 2000, the Finance and Audit Committee of the Board of Directors held four (4) meetings and acted by written consent in lieu of a meeting on one (1) occasion. The Finance and Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of our accountants, the scope of the annual audits, fees to be paid to our accountants, the performance of our accountants and our accounting practices. The current members of the Finance and Audit Committee are Messrs. Corfield and Roux, and Dr. Nagel.

    During the fiscal year ended May 31, 2000, the Compensation Committee and the Secondary Compensation Committee of the Board of Directors held no meetings and acted by written consent in lieu of a meeting on twenty-two (22) occasions. The Compensation Committee administers our stock plans and makes decisions concerning certain salaries and incentive compensation for certain key employees. The current members of the Compensation Committee are Messrs. Schuler and Corfield. Prior to Mr. Schuler's appointment to the Compensation Committee, Jeffery O. Henley, the Chief Financial Officer and a director of Oracle Corporation, served on the Compensation Committee. The Secondary Compensation Committee administers our 1999 Equity Incentive Plan as to stock awards to employees and consultants who are not officers or directors in amounts not exceeding 50,000 shares per individual per grant. The sole member of the Secondary Compensation Committee is Mr. Kertzman.

    During the fiscal year ended May 31, 2000, the Independent Directors Committee of the Board of Directors held no meetings and acted by written consent in lieu of a meeting on two (2) occasions. The Independent Directors Committee considers and reviews all agreements between Oracle and us. The current members of the Independent Directors Committee are Messrs. Barksdale and Corfield. As Mr. Barksdale is not standing for reelection to our Board, a vacancy on the Independent Directors Committee will exist following the annual stockholders' meeting, which will be filled by the Board.

    During the fiscal year ended May 31, 2000, the Executive Committee of the Board of Directors held no meetings and acted by written consent in lieu of a meeting on one (1) occasion. The Executive Committee exercises all powers and authority of the Board in managing our business and affairs, not otherwise delegated to another committee, in the intervals between meetings of the Board. The current members of the Executive Committee are Messrs. Barksdale and Roux. As Mr. Barksdale is not standing for reelection to our Board, a vacancy on the Executive Committee will exist following the annual stockholders' meeting, which will be filled by the Board.

DIRECTOR COMPENSATION

    Except for grants of stock options and the reimbursement of expenses incurred in connection with attendance of board or committee meetings, our directors generally do not receive compensation for services provided as a director. We also do not pay compensation for committee participation or special assignments of the Board of Directors.

    On December 11, 1998, Messrs. Barksdale and Corfield were each granted an option to purchase 83,332 shares of our common stock at an exercise price of $2.55 per share. On February 24, 2000, Dr. Nagel was granted an option to purchase 100,000 shares of our common stock at an exercise price of $96.375 per share. On August 16, 2000, Dr. Nagel was granted an option to purchase an additional 40,000 shares of our common stock at an exercise price of $17.0625 per share. At the time of each of our annual stockholders' meetings, beginning this fiscal year, each non-employee director who will continue to serve as a board member following the meeting will automatically be granted a fully vested option for 10,000 shares of our common stock, unless the non-employee director notifies us that they are unable to accept such option. The exercise price of each option will be equal to the fair market value of our common stock on the option grant date. A director may pay the exercise price by using cash, shares of common stock that the director already owns, an immediate sale of the option shares through a broker designated by us or a loan from a broker designated by us, secured by the option shares. The options have a 10-year term, except that they expire 12 months after a director leaves the Board of Directors, if earlier.

    Directors who are also our employees are eligible to receive options and be issued shares of common stock directly under the 1999 Equity Incentive Plan and are also eligible to participate in our 1999 Employee Stock Purchase Plan.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED HEREIN.

                                 PROPOSAL NO. 2
                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

    We are asking the stockholders to ratify the appointment of Arthur Andersen, LLP as our independent public accountants for the fiscal year ending May 31, 2001. The affirmative vote of the holders of a majority of shares present or represented by proxy and voting at the Annual Meeting will be required to ratify the appointment of Arthur Andersen, LLP.

    In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors feels that such a change would be in our and our stockholders' best interests.

    Arthur Andersen, LLP has audited our financial statements since 1996. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN, LLP TO SERVE AS OUR INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING MAY 31, 2001.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of July 31, 2000, certain information with respect to shares beneficially owned by (i) each person who is known by us to be the beneficial owner of more than five percent (5%) of our outstanding shares of common stock, (ii) each of our directors and the executive officers named in the Summary Compensation Table and (iii) all current directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within sixty (60) days of the date as of which the information is provided; in computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock. To our knowledge, the entities named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

                                                               SHARES BENEFICIALLY OWNED
                                                                  AS OF JULY 31, 2000
                                                              ---------------------------
                                                               NUMBER OF    PERCENTAGE OF
BENEFICIAL OWNER                                                SHARES          CLASS
----------------                                              -----------   -------------
Delphi Asset Management Corporation (1).....................  35,374,843         34.5%
  1 East Liberty Street, 6th Floor
  Reno, Nevada 89504
Netscape Communications Corporation (2).....................   6,837,272          6.7%
  James L. Barksdale (2)
  Barry M. Schuler (2)
  c/o America Online
  22000 AOL Way
  Dulles, Virginia 20166
Bradley P. Dusto (3)........................................   1,362,694          1.3%
Mitchell E. Kertzman (4)....................................   1,323,610          1.3%
David J. Roux (5)...........................................     893,055            *
David A. Limp (6)...........................................     181,006            *
Nancy J. Hilker (7).........................................     125,191            *
Steven Weinstein (8)........................................      62,390            *
Charles N. Corfield (9).....................................      36,457            *
Philip A. Vachon (10).......................................      21,368            *
Dr. David C. Nagel (11).....................................      14,583            *
All current directors and executive officers as a group
  (14 persons) (12).........................................  10,989,453         10.7%

------------------------

  *  Less than 1% of the outstanding shares of common stock.

 (1) Delphi Asset Management Corporation is a wholly-owned subsidiary of Oracle.

 (2) Amount shown includes 6,803,245 shares held of record by Netscape, and 34,027 shares issuable upon the exercise of stock options held by Mr. Barksdale exercisable within 60 days of July 31, 2000. Netscape is a wholly-owned subsidiary of America Online. Mr. Barksdale is a board member of America Online and disclaims beneficial ownership of the 6,803,245 shares held of record by Netscape. Mr. Schuler is an executive officer of America Online and disclaims beneficial ownership of the 6,803,245 shares held of record by Netscape. America Online has no pecuniary interest in any of the shares subject to options held by Mr. Barksdale.

 (3) Includes 433,332 shares issuable upon exercise of warrant by Comcast Corporation, and 929,362 shares held of record by Comcast
     Technology, Inc., a wholly-owned subsidiary of Comcast Corporation.
     Mr. Dusto is an executive officer of Comcast Cable Communications, Inc., a wholly-owned subsidiary of Comcast Corporation. Mr. Dusto disclaims beneficial ownership of the shares held by Comcast Corporation, except to the extent of any indirect pecuniary interest therein.

 (4) Includes options to purchase 1,323,610 shares exercisable within 60 days of July 31, 2000.

 (5) Includes options to purchase 402,779 shares exercisable within 60 days of July 31, 2000.

 (6) Includes options to purchase 96,174 shares exercisable within 60 days of July 31, 2000.

 (7) Includes options to purchase 70,100 shares exercisable within 60 days of July 31, 2000. Also includes 4,400 shares held by a Children's Trust, where Ms. Hilker serves as a trustee. Ms. Hilker disclaims beneficial ownership of all shares held by this trust, except to the extent of her indirect pecuniary interest therein.

 (8) Includes options to purchase 25,890 shares exercisable within 60 days of July 31, 2000.

 (9) Includes options to purchase 36,457 shares exercisable within 60 days of July 31, 2000.

 (10) Includes options to purchase 19,868 shares exercisable within 60 days of July 31, 2000.

 (11) Includes options to purchase 14,583 shares exercisable within 60 days of July 31, 2000.

 (12) Includes options and warrants to purchase 2,566,253 shares exercisable within 60 days of July 31, 2000.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

SUMMARY COMPENSATION TABLE

    The following Summary Compensation Table sets forth the compensation earned by our Chief Executive Officer and the four other most highly compensated executive officers who were serving as such as of May 31, 2000 (collectively, the "Named Officers"), each of whose aggregate compensation for fiscal 2000 exceeded $100,000, for services rendered in all capacities to us and our subsidiaries for that fiscal year.

                                                                                              LONG-TERM
                                                                                             COMPENSATION
                                                                                               AWARDS--
                                                                                              SECURITIES
                                                                                              UNDERLYING
NAME AND PRINCIPAL POSITION                              YEAR     SALARY ($)    BONUS ($)    OPTIONS (#)
---------------------------                            --------   -----------   ----------   ------------
Mitchell E. Kertzman (1).............................    2000       300,267       262,642             --
  President, Chief Executive Officer                     1999       162,611            --      3,333,332
  and Director

Nancy J. Hilker......................................    2000       205,267        51,039             --
  Vice President and Chief Financial                     1999       187,600        30,000        116,664
  Officer

David A. Limp........................................    2000       213,394        53,130             --
  Senior Vice President, Corporate                       1999       189,683        30,000        166,666
  Development

Philip A. Vachon.....................................    2000       681,548(2)         --             --
  Senior Vice President, Worldwide                       1999       512,282(2)         --        199,998
  Sales

Steven Weinstein.....................................    2000       205,267        51,039             --
  Senior Vice President and Chief                        1999       190,517        10,000         50,000
  Technology Officer

------------------------

(1) Mr. Kertzman became our President, Chief Executive Officer and Director on November 16, 1998.

(2) Includes $456,281 and $313,537 in commissions for fiscal years 2000 and 1999, respectively.

                       OPTION GRANTS IN LAST FISCAL YEAR

    No grants of stock options were made to any of the Named Officers during the fiscal year ended May 31, 2000.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

    The following table sets forth options exercised by each of the Named Officers during the fiscal year ended May 31, 2000, and the number and value of securities underlying unexercised options that were held by these Named Officers as of May 31, 2000.

    Amounts shown under the column "Value Realized" are equal to the fair market value of the purchased shares on the option exercise date, less the exercise price paid for such shares.

    Amounts shown under the column "Value of Unexercised In-the-Money Options at Fiscal Year End" are based on the fair market value of our common stock at May 31, 2000, $23.3125 per share, less the exercise price payable for such shares.

                                                          NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                         NUMBER OF                             OPTIONS AT               IN-THE-MONEY OPTIONS
                          SHARES                           FISCAL YEAR END (#)         AT FISCAL YEAR END ($)
                        ACQUIRED ON        VALUE       ---------------------------   ---------------------------
NAME                   EXERCISE (#)    REALIZED ($)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                   -------------   -------------   -----------   -------------   -----------   -------------
Mitchell E.
  Kertzman...........     104,166        10,489,516     1,145,832      2,083,334      23,790,337     43,255,222
Nancy J. Hilker......      49,522         3,671,876       137,591        100,695       3,030,863      2,036,305
David A. Limp........      41,530         3,781,431       113,890        165,278       2,447,363      3,312,001
Philip A. Vachon.....      47,000         3,495,825        73,480        177,432       1,508,611      3,655,495
Steven Weinstein.....     190,000        12,372,428        36,870         58,334         786,844      1,180,534

            EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

    We entered into an employment agreement, dated October 12, 1998, with Mitchell E. Kertzman, our President and Chief Executive Officer. Mr. Kertzman's minimum annual salary is $300,000, and he is eligible for an annual bonus of up to $200,000. His bonus for the first year of employment was guaranteed to be $200,000. We granted him an option to purchase 3,333,332 shares of our common stock. Upon his completion of 12 months of service, 25% of the option shares vested, and the balance of the option shares will vest in a series of equal monthly installments upon his completion of each of the following 36 months. If we experience a change in control, 50% of any unvested option shares will become vested upon the effective date of the change in control.

    We entered into a letter agreement, dated June 30, 2000, with Philip A. Vachon, our Senior Vice President of Worldwide Sales, where we agreed that if and when Mr. Vachon decided to reduce his role with us, he would notify our Chief Executive Officer and discuss with him a transition date. In such event, we agreed to guarantee Mr. Vachon continued employment as Worldwide Major Accounts Specialist for a period of 18 months or other mutually agreed upon period from the transition date at a reduced salary.

    The Compensation Committee has the authority under the 1999 Equity Incentive Plan to accelerate the exercisability of outstanding options, or to accelerate the vesting of the shares of common stock subject to outstanding options. Such acceleration may be conditioned on the optionee's termination of employment (whether involuntarily or through a forced resignation) and may be conditioned upon the occurrence of a merger, reorganization or consolidation or upon a hostile take-over effected through a tender offer or through a change in the majority of the Board as a result of one or more contested elections for Board membership.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    We have entered or will enter into indemnification agreements with each of our directors and executive officers. The form of indemnity agreement provides that we will indemnify against any and all expenses of the director or executive officer who incurred such expenses because of his or her status as a director or executive officer, to the fullest extent permitted by Delaware law, our certificate of incorporation and our bylaws.

    Our certificate of incorporation and bylaws contain certain provisions relating to the limitation of liability and indemnification of directors and officers. The certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

    - For any breach of the director's duty of loyalty to us or our stockholders;

    - For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - In respect of certain unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

    - For any transaction from which the director derives any improper personal benefit.

    Our certificate of incorporation also provides that if Delaware law is amended after the approval by our stockholders of the certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by Delaware law. The foregoing provisions of the certificate of incorporation are not intended to limit the liability of directors or officers for any violation of applicable federal securities laws. In addition, as permitted by Section 145 of the Delaware General Corporation Law, our bylaws provide that:

    - We are required to indemnify our directors and executive officers to the fullest extent permitted by Delaware law;

    - We may, in our discretion, indemnify other officers, employees and agents as provided by Delaware law;

    - To the fullest extent permitted by Delaware law, but subject to various exceptions, we are required to advance all expenses incurred by our directors and executive officers in connection with a legal proceeding;

    - The rights conferred in the bylaws are not exclusive;

    - We are authorized to enter into indemnification agreements with our directors, officers, employees and agents; and

    - We may not retroactively amend the bylaw provisions relating to indemnity.

    Our bylaws provide that we shall indemnify our directors to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

TRANSACTIONS WITH ORACLE

    From our inception until our acquisition of Navio Communications in August 1997, we were a wholly-owned subsidiary of Oracle. Following the Navio acquisition, Oracle remained our majority stockholder. As of July 31, 2000, Oracle beneficially owned approximately 34.5% of our outstanding stock. We have entered into numerous transactions and arrangements with Oracle, including the following:

    In August 1997, we entered into a tax allocation and indemnity agreement with Oracle. This agreement provides for our consolidation into Oracle's tax group for income tax payment purposes. Under the agreement, our tax liability is computed as if we had filed a separate return for amounts due in certain state and local jurisdictions. As a member of Oracle's tax group, we are allocated a share of the aggregate tax liability of the group. The agreement provides that Oracle will indemnify us for penalties or other damages attributed to the failure of Oracle to make timely filings or to make timely or full payments, provided that we pay the allocated share and provide necessary information on a timely basis. Under the agreement, Oracle owes us, as of May 31, 2000, approximately, $923,000 for use of tax losses. Since the effective date of our initial public offering, upon which Oracle's ownership percentage was reduced to less than 50%, our results are no longer included in any of Oracle's consolidated state tax returns, and we will no longer receive a tax benefit from Oracle.

    We previously leased office space in Redwood Shores, California from Oracle under a lease that provided for monthly payments of approximately $124,000. We terminated the lease in September 1999. We also previously leased furniture and equipment for the Redwood Shores office from Oracle under a lease entered into in September 1997, as amended, that obligated us to make monthly payments to Oracle of approximately $57,000. In addition, we previously contracted for Oracle to perform maintenance and repair services at the Redwood Shores office. The furniture and equipment lease and the maintenance and repair services agreement were terminated simultaneously with the office lease.

    We previously leased office space in Salt Lake City, Utah from Oracle under a lease that provided for monthly payments of approximately $4,000. The lease terminated in February 2000. We also leased furniture and equipment for the Salt Lake City office from Oracle under a furniture lease signed with Oracle in March 1999, that provided for monthly payments of approximately $750.

    We lease office space in London, England from Oracle under a lease that provides for monthly payments of approximately $4,200. The lease terminates in October 2000.

    During the fourth quarter of fiscal 1999, we entered into a lease for office space in San Carlos, California. In connection with entering into this lease, Oracle provided a $10.0 million guaranty to the landlord. The guaranty was terminated after the closing of our initial public offering on July 27, 1999.

    We entered into a Services Agreement dated March 5, 1998 with Oracle. Pursuant to the Services Agreement, Oracle provides professional services to certain of our customers.

    We entered into a Technology License Agreement with Oracle in fiscal 1998. Pursuant to the Technology License Agreement, Oracle may promote, market and distribute sublicenses of our products through its worldwide distribution channels for a period of three years.

    During fiscal 2000, we paid approximately $107,000 to Oracle Japan for commissions related to the license of software.

TRANSACTIONS WITH NETSCAPE AND AMERICA ONLINE

    As a result of the acquisition of Navio in August 1997, Netscape became a stockholder in us. In March 1999, Netscape became a wholly-owned subsidiary of America Online, one of our customers. In connection with this merger, one of our directors, Mr. Barksdale, became a director of America Online.

    Navio entered into a Source Code License Agreement with Netscape dated
July 9, 1996, as amended on April 6, 1998 and September 28, 1998. In connection with our acquisition of Navio and pursuant to a letter agreement dated May 16, 1997, Netscape consented to the assignment of the Netscape Source Code License from Navio to us. Pursuant to such letter agreement, Netscape and Oracle also agreed that our products would be distributed pursuant to an OEM License Agreement by and between Netscape and Oracle dated October 17, 1996. Pursuant to this agreement, we have the right to use approximately $1.0 million in prepaid royalties with Netscape. As of May 31, 2000, we have used approximately $40,000 of these royalties. In addition, we have paid America Online approximately $575,000 in support fees under this agreement.

    Under a letter agreement executed in December 1997 in connection with the source code license agreement with Netscape and the April 1998 amendment to the source code license agreement, as of May 31, 2000, we have paid Netscape approximately $200,000 for the purchase of rights and licenses.

    We are also co-sublessors with Netscape of real property located in Sunnyvale, California. Netscape and Navio originally leased the property in November 1996, and Navio's rights and duties under the lease were assigned to us in connection with our acquisition of Navio. Subsequently, the property was subleased to a third party. The lease terminates in November 2001.

    As a result of all of the agreements with Netscape described above, we have recognized expenses totaling approximately $430,000 in the fiscal year ended May 31, 2000.

    We entered into a trial license and support agreement with America Online in July 1998, which terminated upon the execution of a technology license and support agreement entered into in August 1998. We also entered into a source code access agreement in August 1998, which also terminated upon the execution of the technology license and support agreement. In addition, we entered into a consulting services agreement in February 1999 with America Online, under which new product features are being developed. As of May 31, 2000, we have received payments from America Online under all these agreements aggregating approximately $6.7 million.

OTHER TRANSACTIONS

    Comcast, Cox and MediaOne--each a network operator and an investor in us-- and Oracle have agreed to vote the shares of our common stock held by them to elect one representative designated by such network operators and one representative designated by Oracle to our Board of Directors. In addition, we have entered into commercial agreements with Comcast, Cox Communications and MediaOne for the license of our software products. The agreements further provide that these network operators will have the right to test our software free of charge and without any commitment to deploy services using our technology. In addition, the agreements initially provided that, if certain commercial milestones are satisfied, we will issue each of these network operators warrants to purchase up to 2,799,996 shares of our common stock. As of May 31, 2000, we had issued warrants to purchase up to 1,299,996 shares of common stock related to these agreements for achieving commercial milestones. In addition, under these agreements, these network operators are entitled to receive the benefits of any more favorable terms and conditions that we may grant to any other North American network operator in the future.

TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

    We have granted options to our executive officers and directors. See "Option Grants in Last Fiscal Year," "Director Compensation" and "Compensation Committee Report."

    We have entered into an indemnification agreement with each of our executive officers and directors described previously in this section.

    We believe that the terms of all of the agreements and transactions discussed in this section were at least as favorable to us as those that could have been obtained or secured in arm's-length transactions.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    The members of our Board of Directors, our executive officers and persons who hold more than ten percent (10%) of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which require them to file reports with respect to their ownership of our common stock and their transactions in such common stock. Based upon (i) the copies of Section 16(a) reports that we received from such persons for their 2000 fiscal year transactions in the common stock and their common stock holdings and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 2000 fiscal year, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its executive officers, Board members and greater than ten percent (10%) stockholders, except that the Form 3s for Thomas Nagel, who served as a director from November 1999 to March 2000, and Coleman Sisson, an executive officer, were filed late.

                         COMPENSATION COMMITTEE REPORT

    The Compensation Committee of our Board of Directors (the "Compensation Committee" or the "Committee") has the authority to take certain actions in connection with the review and approval of our general compensation plans, as well as compensation matters for certain key employees. This includes, without limitation, approval of salaries, bonuses and other incentive plans, stock options and other forms of compensation.

    For the fiscal year ended May 31, 2000, the process utilized by the Committee in determining compensation levels for our CEO and bonus plans for all key executive officers was based on the subjective judgment of the Committee. Among the factors considered by the Committee were the recommendations of the CEO with respect to the bonus compensation of our key executive officers. However, the Committee made the final bonus compensation decisions concerning such officers.

    GENERAL COMPENSATION POLICY. The Committee's fundamental policy is to offer our executive officers competitive compensation opportunities based upon our overall performance, their individual contribution to our financial success and their personal performance. It is the Committee's objective to have a substantial portion of each officer's compensation contingent upon our performance, as well as upon his or her own level of performance. Accordingly, each executive officer's compensation package consists of: (i) base salary, (ii) cash bonus awards and (iii) long-term stock-based incentive awards.

    BASE SALARY. The base salary for each executive officer is set on the basis of general market levels and personal performance. Each individual's base pay is positioned relative to the total compensation package, including cash incentives and long-term incentives.

    ANNUAL CASH BONUSES. Each executive officer has an established cash bonus target. The annual pool of bonuses for executive officers is distributed on the basis of our achievement of the financial performance targets established at the start of the fiscal year. Actual bonuses paid are based on a percentage of the individual's base salary. The corporate goals set for the bonuses were based on the achievement of quarterly net revenue and operating expense targets.

    LONG-TERM INCENTIVE COMPENSATION. Option grants may be made at varying times and in varying amounts in the discretion of the Committee. Generally, the size of each grant is set at a level that the Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the individual's position with us, the individual's potential for future responsibility and promotion, the individual's performance in the recent period and the number of unvested options held by the individual at the time of the new grant. The relative weight given to each of these factors will vary from individual to individual at the Committee's discretion. A significant grant was made to an executive officer in connection with his commencement of employment during the fiscal year ended May 31, 2000. No other grants of stock options were made to our executive officers during the fiscal year ended May 31, 2000.

    Each grant allows the officer to acquire shares of our common stock at a fixed price per share (the market price on the grant date) over a specified period of time. The option vests in periodic installments over a four-year period, contingent upon the executive officer's continued employment with us. The vesting schedule and the number of shares granted are established to ensure a meaningful incentive in each year following the year of grant. Accordingly, the option will provide a return to the executive officer only if he or she remains in our employ, and then only if the market price of our common stock appreciates over the option term.

    CEO COMPENSATION. The annual base salary for Mr. Kertzman, our President and Chief Executive Officer, was renewed without increase. The components of the Chief Executive Officer's fiscal year 2000 incentive compensation were entirely dependent upon our financial performance and provided no dollar guarantees, except for the period through November 1999. Except for the guaranteed bonus through November 1999, the bonus paid to the Chief Executive Officer for the fiscal year was based on the same incentive plan as all other executive officers. Specifically, a target incentive was established at the beginning of the year using an agreed-upon formula based on our achievement of quarterly net revenue and operating expense targets. Each year, the annual incentive plan is reevaluated with a new achievement threshold and new targets for net revenue and operating expenses.

    TAX LIMITATION. Under the Federal tax laws, a publicly-held company such as us will not be allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1.0 million per officer in any year. To qualify for an exemption from the $1.0 million deduction limitation, the stockholders were asked to approve a limitation under our 1999 Equity Incentive Plan on the maximum number of shares of common stock for which any one participant may be granted stock options per calendar year. Because this limitation was adopted, any compensation deemed paid to an executive officer when he or she exercises an outstanding option under the 1999 Equity Incentive Plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation that will not be subject to the $1.0 million limitation. Since it is not expected that the cash compensation to be paid to our executive officers for the fiscal year ended May 31, 2001 will exceed the $1.0 million limit per officer, the Committee will defer any decision on whether to limit the dollar amount of compensation payable to our executive officers to the $1.0 million cap.

                                          Compensation Committee
                                          Charles N. Corfield
                                          Barry M. Schuler

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of our Board of Directors was formed in September 1997. At the beginning of the fiscal year ending May 31, 2000, the members of the Compensation Committee consisted of David J. Roux and Jeffrey O. Henley. Although Mr. Roux was formerly an officer of ours and an officer and employee of Oracle, he has not served as an officer or employee of ours at any time while serving on the Compensation Committee. Although Mr. Henley is a director and employee of Oracle, he has not served as an officer or employee of ours at any time while serving on the Compensation Committee. Messrs. Roux and Henley were replaced by Charles N. Corfield and Barry M. Schuler on May 25, 2000. None of our executive officers has served as a director of a company that had an executive officer who served on our Board of Directors.

    In October 1999, we established a Secondary Compensation Committee to administer our 1999 Equity Incentive Plan as to stock awards to employees and consultants who are not officers or directors in amounts not exceeding 30,000 shares per individual per grant. The approval authority of the Secondary Compensation Committee was increased in August 2000 to amounts not exceeding 50,000 shares per individual per grant for the foregoing plan participants. The sole member of the Secondary Compensation Committee is Mr. Kertzman.

                            STOCK PERFORMANCE GRAPH

    The graph set forth below compares the cumulative total stockholder return on our common stock between July 28, 1999 (the date our common stock commenced public trading) and May 31, 2000 with the cumulative total return of (i) the Nasdaq Stock Market-U.S. Index (the "Nasdaq Index") and (ii) the Chase H&Q Technology Index (the "Chase H&Q Index"), over the same period. This graph assumes the investment of $100.00 on July 28, 1999 in our common stock, the Nasdaq Index and the Chase H&Q Index, and assumes the reinvestment of dividends, if any.

    The comparisons shown in the graph below are based upon historical data. We caution that the stock price performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of our common stock. Information used in the graph was obtained from Research Data Group, a source believed to be reliable, but we are not responsible for any errors or omissions in such information.

       COMPARISON OF CUMULATIVE TOTAL RETURN AMONG LIBERATE TECHNOLOGIES
                    THE NASDAQ INDEX AND THE CHASE H&Q INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                     7/28/99  8/31/99  11/30/99   2/29/00   5/31/00
Liberate
Technologies         $100.00  $129.45   $626.38  $1,000.00  $228.84
The Nasdaq Index     $100.00  $101.58   $123.23    $172.35  $124.77
The Chase H&Q Index  $100.00  $102.18   $134.98    $209.17  $151.33

DOLLARS

                                                7/28/99    8/31/99    11/30/99    2/29/00    5/31/00
                                                --------   --------   --------   ---------   --------
Liberate Technologies.........................  $100.00    $129.45    $626.38    $1,000.00   $228.84
The Nasdaq Index..............................  $100.00    $101.58    $123.23    $  172.35   $124.77
The Chase H&Q Index...........................  $100.00    $102.18    $134.98    $  209.17   $151.33

    We effected our initial public offering of common stock on July 27, 1999 at a price of $8.00 per share (as adjusted to reflect a 2-for-1 stock split effective January 2000). The graph above, however, commences with the closing price of $10.1875 per share (as adjusted to reflect the 2-for-1 stock split) on July 28, 1999--the date our common stock commenced public trading.

    Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by us under those statutes, the Compensation Committee Report and Stock Performance Graph shall not be deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes.

                                   FORM 10-K

    WE WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF OUR FORM 10-K REPORT FOR THE FISCAL YEAR ENDED MAY 31, 2000, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO LIBERATE TECHNOLOGIES, 2 CIRCLE STAR WAY, SAN CARLOS, CALIFORNIA 94070, ATTN: INVESTOR RELATIONS.

                 STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

    Stockholder proposals that are intended to be presented at the 2001 Annual Meeting that are eligible for inclusion in our proxy statement and related proxy materials for that meeting under the applicable rules of the Securities and Exchange Commission must be received by us not later than May 17, 2001, in order to be included. Such stockholder proposals should be addressed to Liberate Technologies, 2 Circle Star Way, San Carlos, California 94070, Attn: General Counsel. Stockholders who intend to present a proposal to us at the 2001 Annual Meeting without inclusion of such proposal in our proxy materials are required to provide advance notice of such proposal to us at the aforementioned address not earlier than July 31, 2001. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions established by the Securities and Exchange Commission.

                                 OTHER MATTERS

    The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

                                          By Order of the Board of Directors,

                                          /s/ Gordon Yamate

                                          Gordon Yamate
                                          SECRETARY

San Carlos, California
September 14, 2000

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

THANK YOU FOR YOUR ATTENTION TO THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING.

                                                                      1902-PS-00

PROXY                 Liberate Technologies                                PROXY
              2 CIRCLE STAR WAY, SAN CARLOS, CA 94070

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LIBERATE TECHNOLOGIES FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD OCTOBER 24, 2000

     The undersigned holder of common stock, par value $.01, of Liberate Technologies (the "Company") hereby appoints Mitchell E. Kertzman and Nancy J. Hilker, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this Proxy all common stock of the Company that the undersigned stockholder would be entitled to vote if personally present at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Tuesday, October 24, 2000 at 4:00 p.m. local time, at the Company's headquarters in the general meeting room located at 2 Circle Star Way, San Carlos, California, and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS, FOR PROPOSAL 2, AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. THE UNDERSIGNED STOCKHOLDER MAY REVOKE THIS PROXY AT ANY TIME BEFORE IT IS VOTED BY DELIVERING TO THE SECRETARY OF THE COMPANY EITHER A WRITTEN REVOCATION OF THE PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY APPEARING AT THE ANNUAL MEETING AND VOTING IN PERSON.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE DIRECTORS AND "FOR" PROPOSAL 2.

     PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE SIGN AND RETURN ALL CARDS IN THE ENCLOSED ENVELOPE.

               (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                                 (Reverse)
                         LIBERATE TECHNOLOGIES

/x/ PLEASE MARK VOTES
    AS IN THIS EXAMPLE


1. To elect the following directors to serve for a term ending upon the 2001 Annual Meeting of Stockholders or until their successors are elected and qualified:


NOMINEES: Mitchell E. Kertzman, David J. Roux, Charles N. Corfield, Bradley P. Dusto, Dr. David C. Nagel and Barry M. Schuler

   FOR      WITHHELD    For  all  nominees,  except for
                        nominees written below.
   / /        / /       / /


                        --------------------------------
                        Nominee exception(s).


2. To ratify the appointment of Arthur Andersen, LLP as the Company's independent public accountants for the fiscal year ending May 31, 2001.

   FOR      AGAINST     ABSTAIN

   / /        / /         / /


In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Signature:_____________________________________________________

Signature (if held jointly):___________________________________

Date:___________________________,2000

Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the Proxy applies. When shares are held as joint-tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.